SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 13, 2006

CENTERSTATE BANKS OF FLORIDA, INC.

(Exact name of registrant as specified in charter)

Florida	333-95087	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 293-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At the July 11, 2006 meeting, the Board of Directors elected three new Directors effective with their proper filing of Form 3 Report with the Securities and Exchange Commission: Rulon D. Munns, Gail E. Gregg-Strimenos, and Frank M. Foster, Jr.  Mr. Munns and Ms. Gregg-Strimenos filed their Form 3 Report on July 12th and Mr. Foster filed his on July 13th.

Mr. Munns is a partner with the law firm of Bogin Munns & Munns in Orlando, Florida. Mr. Munns has been a practicing attorney in excess of 25 years. Mr Munns is also a member of the Board of Directors of CenterState Bank Mid Florida, a subsidiary of the Company. Mr. Munns is expected to serve on the Board’s Loan Committee.

Ms. Gregg-Strimenos is President and Chairman of the Board of Family Dynamics, a closely held investment company, and was a founding member of the Board of Directors of CenterState Bank Mid Florida, a subsidiary of the Company. Ms. Gregg-Strimenos is expected to serve on the Board’s Nominating Committee.

Mr. Foster was CEO and Chairman of the Board of Diagonal Data Corporation, which he began in 1982. The company was publicly traded on the NASDAQ stock market. In 1988 and 1989, it was included in Inc. magazine’s list of the Nation’s fastest growing small public companies. The company was acquired in 1989, and in 1991, Mr. Foster retired from the company and began his current activities of investing in commercial real estate and small companies. Recently, he served as Chairman of Openware Technologies and as a Director of Rehap Management Systems prior to both companies being acquired by larger firms. Mr. Foster is also a Director of CenterState Bank of Florida, a subsidiary of the Company, and a past member of the Advisory Board of First Union National Bank. Mr. Foster has been appointed to the Board’s Strategic Vision Committee.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ Ernest S. Pinner
Ernest S. Pinner
President, Chief Executive Officer and
Chairman of the Board

Date: July 13, 2006

3